Exhibit 99.1

Annovis Announces $10 Million Underwritten Offering of Common Stock and Accompanying Warrants

MALVERN, Pa., April 9, 2026 -- Annovis Bio, Inc. (NYSE: ANVS) (“Annovis” or the “Company”), a Phase 3 clinical-stage biotechnology company developing the investigational oral therapy, buntanetap, for neurodegenerative diseases such as Alzheimer's disease (AD) and Parkinson's disease (PD), today announced the pricing of an underwritten offering of 5,263,156 shares of its common stock, together with accompanying warrants to purchase up to 5,263,156 shares of common stock. The combined offering price of each share of common stock and accompanying warrant is $1.90. Each warrant will be exercisable for one share of common stock at an exercise price of $2.50 per share of common stock, will be exercisable commencing six months following the issue date and will expire five years and 6 months after the date of issuance.

All of the shares of common stock and the accompanying warrants are being offered by Annovis. The shares of common stock and the accompanying warrants will be issued separately but can only be purchased together in the offering.

Before deducting the underwriting discounts and commissions and other offering expenses, Annovis expects to receive total gross proceeds of approximately $10 million, excluding potential proceeds from the exercise of the warrants. The offering is expected to close on or about April 10, 2026, subject to the satisfaction of customary closing conditions.

Canaccord Genuity is acting as the sole bookrunner for the offering.

Annovis intends to use the net proceeds from the offering for the continued clinical development of its lead compound buntanetap in a Phase 3 study for Alzheimer’s disease, and for working capital and general corporate purposes. The shares and accompanying warrants are being offered by Annovis pursuant to a shelf registration statement on Form S-3 (Registration No. 333-276814), including a base prospectus, previously filed with the Securities and Exchange Commission (SEC) on February 1, 2024 and declared effective by the SEC on February 12, 2024. The offering is being made only by means of a prospectus supplement that forms a part of the registration statement. A prospectus supplement and an accompanying base prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement and accompanying base prospectus may also be obtained, when available, by contacting Canaccord Genuity LLC, Attention: Syndication Department, One Post Office Square, 30th Floor, Boston, Massachusetts 02109, or by email at prospectus@cgf.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

About Annovis

Headquartered in Malvern, Pennsylvania, Annovis Bio, Inc. (NYSE: ANVS) is a Phase 3 clinical-stage biotechnology company developing treatments for neurodegenerative diseases such as Alzheimer's disease (AD) and Parkinson's disease (PD). The Company's lead drug candidate, buntanetap (formerly posiphen), is an investigational once-daily oral therapy that inhibits the translation of multiple neurotoxic proteins, including APP and amyloid beta, tau, alpha-synuclein, and TDP-43, through a specific RNA-targeting mechanism of action. By addressing the underlying causes of neurodegeneration, Annovis aims to halt disease progression and improve cognitive and motor functions in patients. For more information, visit www.annovisbio.com and follow us on LinkedIn, YouTube, and X.

Forward-Looking Statements

This press release contains forward-looking statements under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the consummation of the offering, the satisfaction of closing conditions and the use of proceeds from the offering. Actual results may differ due to various risks and uncertainties, including those outlined in the Company’s SEC filings under “Risk Factors” in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update forward-looking statements except as required by law.

Contact Information:

Annovis Bio Inc.

101 Lindenwood Drive

Suite 225

Malvern, PA 19355

www.annovisbio.com

Investor Contact:

Alexander Morin, Ph.D.

Director, Strategic Communications

Annovis Bio

ir@annovisbio.com